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                                                                    Exhibit 21.1

      Each of the Company's direct and indirect subsidiaries are set forth below:

Subsidiary                                 State or other jurisdiction of
                                           incorporation or organization

Grove Capital, Inc. (a)                    Delaware
Grove U.S. LLC (b)                         Delaware
Grove Finance LLC (b)                      Delaware
Crane Acquisition Corp. (b)                Delaware
Crane Holding Inc. (b)                     Delaware
National Crane Corporation (b)             Delaware
Grove Worldwide Holdings Germany GmbH      Germany
Deutsche Grove GmbH                        Germany
Grove Europe Limited                       United Kingdom
Grove Pension Trustees Limited (c)         United Kingdom
Grove Cranes Limited (c)                   United Kingdom
Manlift Limited (c)                        United Kingdom
Grove Crane SL (c)                         Spain
Grove Holdings France, SAS (d)             France
Grove France SA                            France
Delta Manlift SAS                          France
Grove Manlift Pty. Ltd.                    Australia

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(a)   Grove Capital was organized as a direct wholly-owned subsidiary of Grove for the purpose of acting as a co-issuer of the Notes and is also a co-registrant of this Registration Statement.

(b) The Issuers obligations under the Notes are guaranteed fully and unconditionally, jointly and severally by each of these wholly-owned direct and indirect subsidiaries.

(c)   Inactive subsidiaries.

(d) Grove Holdings LLC, Grove's parent, owns .1% of the outstanding shares of Grove Holdings France, SAS in order to meet French statutory requirements. Grove owns 99.9% of the outstanding shares of Grove Holdings France, SAS.